February 13, 2007
Dear Valued Supplier:
Yesterday, we announced that we have agreed to be acquired by Hindalco Industries Ltd. for approximately $6 US billion. As you may know Hindalco is India’s largest non-ferrous metals company with both aluminum primary and rolling assets. Hindalco is the flagship company of the Aditya Birla Group, one of the largest and most well respected global business groups in India with market capitalization of over $20 billion.
As you know, as a publicly traded company, we are legally restricted in what we can say about the transaction at this time, and it does require shareholders’ approval and various regulatory reviews. However, it is not contingent on financing and has been unanimously approved by the Boards of Directors of both companies. We expect the transaction will be completed in the second quarter of 2007.
We are excited about the new opportunities this change provides us and look forward to stronger, even more global operations.
I wanted to make sure you were aware of the announcement and to assure you that during this transaction period, we will remain focused on our business, providing excellent service and consistently, high quality products to our customers.
As an important supplier, you are critical to our success. We look forward to your continuing support. Please contact me if you have any questions.
Sincerely,
[Name of Manager]
[Title]

Additional Information and Where to Find it
In connection with the proposed arrangement and required shareholder approval, Novelis Inc. will file a proxy statement/circular with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/CIRCULAR AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NOVELIS INC. AND THE ARRANGEMENT. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Novelis with the SEC may be obtained free of charge by contacting Novelis at 3399 Peachtree Road NE, Suite 1500, Atlanta, GA 30326, Attention: Corporate Secretary. Our filings with the SEC are also available on our website at www.novelis.com.
Participants in the Solicitation
Novelis and its officers and directors may be deemed to be participants in the solicitation of proxies from Novelis’ shareholders with respect to the arrangement. Information about Novelis’ officers and directors and their ownership of Novelis’ common shares is set forth in the information circular for Novelis’ 2006 Annual Meeting of Shareholders, which was filed with the SEC on September 15, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Novelis and its respective officers and directors in the acquisition by reading the preliminary and definitive proxy statement/circulars regarding the arrangement, which will be filed with the SEC.